Exhibit 99

For Immediate Release

Allstate Reports 2005 Third Quarter Results
Catastrophes of $3.06 Billion, after-tax
Underwriting Profitability Excluding Catastrophes Remains Very Strong

NORTHBROOK, Ill., October 19, 2005 – The Allstate Corporation (NYSE: ALL) today reported for the third quarter of 2005:

	Consolidated Highlights(1)
	Three Months Ended September 30,
(in millions, except per share amounts and ratios)	Est. 2005	2004	Change

Consolidated revenues	$8,942	$8,442	$500
Net (loss) income	(1,548)	56	$(1,604)
Net (loss) income per diluted share	(2.36)	0.09	$(2.45)
Operating (loss) income(1)	(1,650)	49	$(1,699)
Operating (loss) income per diluted share(1)	(2.52)	0.08	$(2.60)
Property-Liability combined ratio	149.6	110.5	39.1	pts.
Effect of catastrophes on combined ratio	69.4	26.0	43.4	pts.
Effect of catastrophes on Net (loss) income per diluted share	(4.67)	(1.59)	$3.08
Book value per diluted share	29.66	30.33	$(0.67)
Return on equity	9.2	13.9	(4.7	)pts.
Operating income return on equity(1)	9.0	16.5	(7.5	)pts.

•                  After-tax catastrophe losses, net of reinsurance, totaled $3.06 billion in the third quarter of 2005 compared to $1.11 billion in the third quarter of 2004.  The effect of catastrophes on net (loss) income per diluted share was $4.67 in the third quarter of 2005 compared to $1.59 in the third quarter of 2004.  Catastrophe losses in the quarter included the impacts of Hurricanes Katrina ($3.68 billion pre-tax or $2.39 billion after-tax), Rita ($850 million pre-tax or $553 million after-tax, net of reinsurance), Dennis and Ophelia.  For further information, see the Impacts of Hurricanes Katrina and Rita section.

•                  Property-Liability premiums written(1) grew 2.9% over the third quarter of 2004, driven by an increase in Allstate brand standard auto and homeowners premiums written, which grew 4.7% and 6.0%, respectively.  Premiums written grew 3.7%, excluding the cost of catastrophe reinsurance programs purchased in 2005, impacts of Hurricane Katrina and business ceded to Universal Insurance Company of North America (“Universal”).  Allstate brand standard auto and homeowners policies in force (“PIF”) increased 3.6% and 4.4%, respectively, from September 30, 2004 levels.

•                  Property-Liability underwriting loss was $3.36 billion compared to an underwriting loss of $685 million in the third quarter of 2004, due to higher catastrophes, partially offset by increased premiums earned, continued favorable auto and homeowners loss frequencies, excluding catastrophes, and net favorable prior year reserve reestimates.

•                  Allstate Financial operating income for the quarter was $156 million, an increase of 3.3% over the third quarter of 2004.  Premiums and deposits(1) were $2.38 billion, a decrease of 40.8% over the third quarter of 2004 due to lower institutional product deposits and pricing actions taken to ensure adequate returns.

•                  Allstate’s annual operating income per diluted share guidance for 2005 (assuming the level of average expected catastrophe losses used in pricing for the remainder of the year) is in the range of $2.35 to $2.50, compared to the previously announced range of $6.00 to $6.40, due to the level of catastrophe losses in the third quarter of 2005.

(1) Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“The destructive and devastating effects of Hurricane Katrina significantly overshadowed Allstate’s strong underlying performance trends in the quarter,” said Edward M. Liddy, chairman and CEO of The Allstate Corporation. “This unprecedented hurricane is the United States’ costliest catastrophe in history, surpassing Hurricane Andrew by a wide margin.

“For Allstate, pre-tax catastrophe losses, including claims from Hurricanes Katrina, Rita, Dennis and Ophelia, were more than $4.7 billion net of reinsurance in the quarter.  This represents nearly a ten-fold increase from what we would normally expect in catastrophe losses in a quarter.  For Hurricanes Katrina and Rita, the company expects to handle more than 300,000 claims from customers primarily in Louisiana, Mississippi, Alabama, Florida and Texas.

“Allstate has nearly 4,000 claim professionals along the gulf coast working as fast and as hard as possible to bring aid to the many thousands of people impacted by the terrible hurricane season. We remain absolutely committed to helping our affected customers return to some semblance of a normal way of life as soon as possible.

“We continue working on our homeowners catastrophe management strategy through a variety of strong proactive risk management actions to better address significant potential hurricane and earthquake losses. We have made progress to reduce our exposure to catastrophe losses, but we will do much more and do it on an accelerated basis.

“In addition, it is also clear to Allstate that how this country prepares for and offers protection against mega-catastrophes must be re-thought and changed. We have all seen on our television screens that the current system is inadequate.  America cannot continue to look into the rear-view mirror to manage catastrophes such as hurricanes and earthquakes.

“We believe it’s time to develop a new system to plan ahead and become better prepared for catastrophes. Allstate is aggressively pursuing a broadened dialogue and stands ready to help develop a solution that more effectively protects people, families, communities and our national economy from these horrific catastrophes.

“Absent the impact of the hurricanes, it was a strong quarter for Allstate Protection.  Net written premiums were up 2.9 percent with Allstate brand standard auto and homeowners premiums written growing 4.7 percent and 6.0 percent, respectively.  Allstate brand standard auto and homeowners policies in force grew 3.6 and 4.4 percent, respectively. And the retention ratio for Allstate brand standard auto and homeowners remained strong.

“Allstate brand standard auto and homeowners loss costs, excluding catastrophes, continued to trend favorably as compared to prior quarters.  Frequencies continue to improve and severities remain manageable with modest levels of increase, well within our pricing assumptions.  The impact of catastrophes on the third quarter accounted for 69.4 points of the total combined ratio of 149.6, indicating the outstanding underlying profitability performance of the business.

“Allstate Financial generated operating income in the quarter of $156 million, an increase of $5 million or 3.3 percent compared to the third quarter of 2004.  Non-deferred operating expenses were held flat compared to the third quarter of 2004.  Total premiums and deposits were down $1.6 billion in the quarter compared to the third quarter of 2004, primarily due to declines in sales of traditional fixed annuities and the absence of opportunistic sales of institutional products.  The reduced retail sales reflect our strategy to focus on improving returns.

“We continued to make significant progress on our share repurchase program in the quarter, buying back 12.1 million shares for $717 million.  We have now bought back a total of 39.5 million shares this year at a total cost of $2.22 billion toward the current $4.0 billion share repurchase program to be completed in 2006.”

“The effects of the 2005 hurricane season will likely be with us for some time to come as we work to settle claims and help restore our customers’ lives.”

Consolidated Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,		Discussion of Results for the Three Months Ended September 30, 2005
($ in millions, except per share and return amounts)	Est. 2005	2004	Est. 2005	2004

Consolidated revenues	$8,942	$8,442	$26,438	$25,057	• Growth of Property-Liability premiums earned, higher net investment income and higher net realized capital gains, partially offset by lower life and annuity premiums and contract charges.

Operating (loss) income	(1,650)	49	607	2,105	• Decrease in Property-Liability operating income of $1,710 and an increase in Allstate Financial operating income of $5.

Realized capital gains and losses, after-tax	121	37	288	180	• See the Components of Realized Capital Gains and Losses (pretax) table.

DAC and DSI amortization relating to realized capital gains and losses, after-tax	(2)	(15)	(106)	(28)	• Amortization related to certain realized capital gains.

Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)

Net (loss) income	(1,548)	56	724	2,039	• Decrease in Property-Liability and increase in Allstate Financial net income.

Net (loss) income per diluted share (1)	(2.36)	0.09	1.08	2.90

Operating (loss) income per diluted share (1)	(2.52)	0.08	0.90	2.99

Net shares outstanding	650.4	689.1	650.4	689.1	• During the third quarter of 2005, Allstate purchased 12.1 million shares of its stock for $717 million, leaving $1.78 billion remaining in the current $4 billion authorization.

Weighted average shares outstanding (diluted) (1)	654.8	696.8	671.9	703.5

Return on equity	9.2	13.9	9.2	13.9	• See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Operating income return on equity	9.0	16.5	9.0	16.5	• See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Book value per diluted share	29.66	30.33	29.66	30.33	• At September 30, 2005 and 2004, net unrealized gains on fixed income securities totaling $1,447 and $2,164, respectively, represented $2.21 and $3.12, respectively, of book value per diluted share.

(1)          As prescribed by generally accepted accounting principles the quarter earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding totaling 5.6 million were excluded from weighted average shares-diluted due to the third quarter 2005 net loss.  Accordingly, the sum of the per share amounts for the three quarters of 2005 does not equal the year to date per share amount.

•                  Book value per diluted share decreased 2.2% compared to September 30, 2004.  Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities(1) was $27.45 at September 30, 2005, reflecting an increase of 0.9% and a decrease of 4.1% compared to September 30, 2004 and December 31, 2004, respectively.

Property-Liability Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,		Discussion of Results for the Three Months Ended September 30, 2005
($ in millions, except ratios)	Est. 2005	2004	Est. 2005	2004

Property-Liability net premiums written	$7,158	$6,958	$20,733	$20,032	• See the Property-Liability Premiums Written by Market Segment table.

Property-Liability revenues	7,398	7,094	21,919	21,092	• Premiums earned increased $230 or 3.5%.

Underwriting (loss) income	(3,363)	(685)	(1,388)	1,068

•          Higher catastrophe losses partially offset by higher premiums earned, continued favorable auto and homeowners loss frequencies, excluding catastrophes, and net favorable prior year reserve reestimates. See the Allstate Protection Market Segment Analysis table.

Net investment income	454	443	1,333	1,310	• Higher portfolio balances due to positive cash flows from operations and higher partnership income, partially offset by lower yields.

Operating (loss) income	(1,785)	(75)	236	1,773	• Decrease of $1,741 in underwriting results, after-tax.

Realized capital gains and losses, after-tax	99	69	248	272	• See the Components of Realized Capital Gains and Losses (pretax) table.

Net (loss) income	(1,686)	(6)	484	2,045	• Higher operating loss.

Catastrophe losses	4,707	1,706	5,017	2,056

Ratios:

Property-Liability combined ratio	149.6	110.5	106.9	94.5
Effect of Discontinued Lines and Coverages on combined ratio	2.0	4.9	0.9	3.3
Allstate Protection combined ratio	147.6	105.6	106.0	91.2
Effect of catastrophe losses on combined ratio	69.4	26.0	24.8	10.6

•                  Allstate brand standard auto and homeowners PIF increased 3.6% and 4.4%, respectively, from September 30, 2004 levels, compared to increases of 4.2% and 5.4%, respectively, in the second quarter of 2005 over the second quarter of 2004.  PIF results exclude Allstate Canada.

•                  The retention ratios for Allstate brand standard auto and homeowners were 90.5 and 88.5, respectively, compared to 90.9 and 88.6 in the prior year third quarter.  Retention ratios exclude Allstate Canada.

•                  New business premiums written for the Allstate brand standard auto increased 2.0% while homeowners declined 6.5%, as compared to the third quarter of 2004.  The decline in homeowners new business premiums is primarily due to our proactive catastrophe risk management actions and competitive pressures in certain states.

•                  Standard auto new business premiums grew 3.3%, excluding New Jersey.  In New Jersey, we continue to experience a decline due to new entrants in the market.  New business premiums written, which represented 9.2% of the total standard auto premiums written, increased in approximately 65% of the states.

•                  Homeowners new business premiums grew 2.8%, excluding Florida, California and New York.  Declines in these markets are due to our proactive catastrophe risk management actions.  New business premiums written, which represented 12.8% of the total homeowners premiums written, increased in approximately 60% of the states.

We will continue our disciplined risk and pricing approach, seeking profitable growth on a market-by-market basis.  For further information, see the Homeowners Catastrophe Management Strategy section.

•                  Prior year net favorable reserve re-estimates totaled $150 million, resulting from a $284 million favorable re-estimate for Allstate Protection, partially offset by a $134 million unfavorable re-estimate for Discontinued Lines and Coverages.  The Allstate Protection net reserve reestimate reflects lower actual claim severity trends and late reported loss development than anticipated in previous estimates.  For further information, see the Discontinued Lines and Coverages Reserves section.

Allstate Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,		Discussion of Results for the Three Months Ended September 30, 2005
($ in millions)	Est. 2005	2004	Est. 2005	2004
Premiums and deposits	$2,377	$4,017	$10,388	$11,756	• See the Allstate Financial Premiums and Deposits table.
Allstate Financial revenues	1,506	1,323	4,415	3,893	• Higher investment income and realized net capital gains, partially offset by lower life and annuity premiums and contract charges.
Operating income	156	151	442	409	• Primarily due to lower income taxes.

Realized capital gains and losses, after-tax	17	(33)	33	(90)	• See the Components of Realized Capital Gains and Losses (pretax) table.
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(2)	(15)	(106)	(28)	• Amortization related to certain realized capital gains.

Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)

Net income	154	88	304	73	• Higher realized net capital gains, after-tax, and higher operating income, partially offset by higher DAC and DSI amortization related to higher realized net capital gains.

•                  Investments including Separate Account assets as of September 30, 2005 increased 7.8% over September 30, 2004 primarily due to sales of fixed annuities and funding agreements.

•                  As of September 30, 2005, 73% of our interest-sensitive life and fixed annuity contracts, excluding market value adjusted annuities, have a guaranteed crediting rate of 3% or higher.  Of these contracts, 80% have crediting rates that are at the minimum as of September 30, 2005.  For all interest-sensitive life and fixed annuity contracts, excluding market value adjusted annuities, the approximate difference between the weighted average crediting rate and the average guaranteed crediting rate is 48 basis points as of September 30, 2005 compared to 49 basis points as of June 30, 2005.

•                  New sales of financial products by Allstate exclusive agencies increased 5.0% over the third quarter of 2004 to $546 million.

•                  Total fixed annuity deposits were $1.23 billion, a decrease of 43.6% from the third quarter of 2004 and 22.2% below the second quarter of 2005.  Due primarily to our strategy focused on achieving higher returns, deposits of traditional fixed annuities were $875 million, a decrease of 53.1% from the third quarter of 2004.  This decrease was partially offset by deposits of equity indexed annuities of $187 million, a 27.2% increase over the third quarter of 2004.

•                  Variable annuity deposits were $452 million in the quarter, an increase of 37.0% over the third quarter of 2004 and 1.5% lower than the second quarter of 2005.

•                  Allstate Financial prioritizes the allocation of fixed income investments to support sales of retail products with the best sustainable growth and contribution margins and to maintain our retail market presence.  There were no sales of institutional products during the quarter.  Our institutional business remains opportunistic.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2005	2004	Change	2005	2004	Change

Revenues
Property-liability insurance premiums	$6,781	$6,551	3.5	$20,201	$19,382	4.2
Life and annuity premiums and contract charges	505	508	(0.6)	1,525	1,508	1.1
Net investment income	1,457	1,333	9.3	4,264	3,906	9.2
Realized capital gains and losses	199	50	—	448	261	71.6
Total revenues	8,942	8,442	5.9	26,438	25,057	5.5

Costs and expenses
Property-liability insurance claims and claims expense	8,529	5,661	50.7	16,706	13,668	22.2
Life and annuity contract benefits	395	401	(1.5)	1,209	1,174	3.0
Interest credited to contractholder funds	608	505	20.4	1,784	1,455	22.6
Amortization of deferred policy acquisition costs	1,160	1,124	3.2	3,557	3,251	9.4
Operating costs and expenses	713	738	(3.4)	2,266	2,241	1.1
Restructuring and related charges	10	(1)	—	36	26	38.5
Interest expense	85	76	11.8	251	223	12.6
Total costs and expenses	11,500	8,504	35.2	25,809	22,038	17.1

Loss on disposition of operations	(4)	(6)	33.3	(12)	(17)	29.4

(Loss) income from operations before income tax (benefit) expense and cumulative effect of change in accounting principle, after-tax	(2,562)	(68)	—	617	3,002	(79.4)

Income tax (benefit) expense	(1,014)	(124)	—	(107)	788	(113.6)

(Loss) income before cumulative effect of change in accounting principle, after-tax	(1,548)	56	—	724	2,214	(67.3)

Cumulative effect of change in accounting principle, after-tax	—	—	—	—	(175)	100.0

Net (loss) income	$(1,548)	$56	—	$724	$2,039	(64.5)

Net (loss) income per share - Basic	$(2.36)	$0.10		$1.09	$2.92

Weighted average shares - Basic	654.8	692.1		666.3	698.8

Net (loss) income per share - Diluted (1)	$(2.36)	$0.09		$1.08	$2.90

Weighted average shares - Diluted (1)	654.8	696.8		671.9	703.5

Cash dividends declared per share	$0.32	$0.28		$0.96	$0.84

(1)   As prescribed by generally accepted accounting principles the quarter earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding totaling 5.6 million were excluded from weighted average shares-diluted due to the third quarter 2005 net loss. Accordingly, the sum of the per share amounts for the three quarters of 2005 does not equal the year to date per share amount.

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2005	2004	Change	2005	2004	Change

Contribution to income

Operating (loss) income before the impact of restructuring and related charges	$(1,644)	$48	—	$630	$2,122	(70.3)
Restructuring and related charges, after-tax	6	(1)	—	23	17	35.3

Operating (loss) income	(1,650)	49	—	607	2,105	(71.2)

Realized capital gains and losses, after-tax	121	37	—	288	180	60.0
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(2)	(15)	86.7	(106)	(28)	—
Non-recurring increase in liability for future benefits, after-tax (1)	—	—	—	(22)	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(10)	—	(32)	(21)	(52.4)
Loss on disposition of operations, after-tax	(7)	(5)	(40.0)	(11)	(22)	50.0
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	(175)	100.0

Net (loss) income	$(1,548)	$56	—	$724	$2,039	(64.5)

(Loss) income per share (Diluted) (2)

Operating (loss) income before the impact of restructuring and related charges	$(2.51)	$0.08	—	$0.94	$3.01	(68.8)
Restructuring and related charges, after-tax	0.01	—	—	0.04	0.02	100.0

Operating (loss) income	(2.52)	0.08	—	0.90	2.99	(69.9)

Realized capital gains and losses, after-tax	0.18	0.06	—	0.43	0.26	65.4
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	(0.02)	100.0	(0.16)	(0.04)	—
Non-recurring increase in liability for future benefits, after-tax (1)	—	—	—	(0.03)	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.02)	50.0	(0.05)	(0.03)	(66.7)
Loss on disposition of operations, after-tax	(0.01)	(0.01)	—	(0.01)	(0.03)	66.7
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	(0.25)	100.0

Net (loss) income	$(2.36)	$0.09	—	$1.08	$2.90	(62.8)

Book value per share - Diluted	$29.66	$30.33	(2.2)	$29.66	$30.33	(2.2)

(1)   The non-recurring increase in liability for future benefits is for a discontinued benefit plan.

(2)   As prescribed by generally accepted accounting principles the quarter earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding totaling 5.6 million were excluded from weighted average shares-diluted due to the third quarter 2005 net loss. Accordingly, the sum of the per share amounts for the three quarters of 2005 does not equal the year to date per share amount.

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended September 30, 2005 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$23	$(32)	$—	$(9)
Settlements of derivative instruments	21	45	—	66
Dispositions (1) (2)	125	24	9	158
Investment write-downs	(6)	(10)	—	(16)

Total	$163	$27	$9	$199

	Nine Months Ended September 30, 2005 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$(4)	$(101)	$—	$(105)
Settlements of derivative instruments	24	54	—	78
Dispositions (1) (2)	385	122	11	518
Investment write-downs	(20)	(23)	—	(43)

Total	$385	$52	$11	$448

	Three Months Ended September 30, 2004
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$(20)	$(23)	$—	$(43)
Settlements of derivative instruments	(50)	(4)	1	(53)
Dispositions	189	3	—	192
Investment write-downs	(19)	(27)	—	(46)

Total	$100	$(51)	$1	$50

	Nine Months Ended September 30, 2004
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Valuation of derivative instruments	$(23)	$(49)	$(1)	$(73)
Settlements of derivative instruments	(65)	(4)	—	(69)
Dispositions	522	(9)	(2)	511
Investment write-downs	(34)	(73)	(1)	(108)

Total	$400	$(135)	$(4)	$261

(1)                    Because of the level of catastrophe losses experienced during the quarter and the possibility that we may need to have additional cash available to pay claims, we identified a portfolio of approximately $13.2 billion of securities from which we would consider selecting specific securities to sell to meet these needs. Approximately $2.0 billion of these securities were in an unrealized loss position, and, therefore, with the change in our intention to hold these investments, we recognized $15 million of anticipated disposition write-downs during the quarter.

(2)                    Because of an anticipated rise in interest rates, as well as changes in existing market conditions and asset return assumptions, certain changes are planned within various investment portfolios impacting approximately $492 million of securities. These changes result from continued asset-liability management strategies, on-going comprehensive reviews of our portfolios, and changes being made to our strategic asset allocations. Approximately $215 million of these securities were in an unrealized loss position, and, therefore, with the change in our intention to hold these investments, we recognized $14 million of anticipated disposition write-downs during the quarter.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	Est.		Est.
($ in millions)	2005	2004	2005	2004

Property-Liability
Premiums written	$7,158	$6,958	$20,733	$20,032

Premiums earned	$6,781	$6,551	$20,201	$19,382
Claims and claims expense (1)	8,529	5,661	16,706	13,668
Amortization of deferred policy acquisition costs	1,029	985	3,061	2,858
Operating costs and expenses	577	592	1,787	1,767
Restructuring and related charges	9	(2)	35	21
Underwriting (loss) income	(3,363)	(685)	(1,388)	1,068

Net investment income	454	443	1,333	1,310
Income tax (benefit) expense on operations	(1,124)	(167)	(291)	605

Operating (loss) income	(1,785)	(75)	236	1,773

Realized capital gains and losses, after-tax	99	69	248	272

Net (loss) income	$(1,686)	$(6)	$484	$2,045

Catastrophe losses	$4,707	$1,706	$5,017	$2,056

Operating ratios
Claims and claims expense ratio (1)	125.8	86.4	82.7	70.5
Expense ratio	23.8	24.1	24.2	24.0
Combined ratio	149.6	110.5	106.9	94.5

Effect of catastrophe losses on combined ratio	69.4	26.0	24.8	10.6

Effect of restructuring and related charges on combined ratio	0.1	—	0.2	0.1

Effect of Discontinued Lines and Coverages on combined ratio	2.0	4.9	0.9	3.3

Allstate Financial
Premiums and deposits	$2,377	$4,017	$10,388	$11,756
Investments including Separate Accounts assets	$90,787	$84,247	$90,787	$84,247

Premiums and contract charges	$505	$508	$1,525	$1,508
Net investment income	974	866	2,838	2,520
Periodic settlements and accruals on non-hedge derivative instruments	14	15	49	33
Contract benefits	395	401	1,209	1,174
Interest credited to contractholder funds	608	505	1,752	1,452
Amortization of deferred policy acquisition costs	128	116	365	353
Operating costs and expenses	142	143	454	465
Restructuring and related charges	1	1	1	5
Income tax expense on operations	63	72	189	203

Operating income	156	151	442	409

Realized capital gains and losses, after-tax	17	(33)	33	(90)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(2)	(15)	(106)	(28)
Non-recurring increase in liability for future benefits, after-tax (2)	—	—	(22)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(10)	(32)	(21)
Loss on disposition of operations, after-tax	(7)	(5)	(11)	(22)
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)

Net income	$154	$88	$304	$73

Corporate and Other
Net investment income	$29	$24	$93	$76
Operating costs and expenses	79	79	248	232
Income tax benefit on operations	(29)	(28)	(84)	(79)

Operating loss	(21)	(27)	(71)	(77)

Realized capital gains and losses, after-tax	5	1	7	(2)

Net loss	$(16)	$(26)	$(64)	$(79)

Consolidated net (loss) income	$(1,548)	$56	$724	$2,039

(1)                    For the nine months ended September 30, 2005, claims and claims expense and claims and claims expense ratio include the effect of $120 million or 0.6 points related to an accrual for a pending settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

(2)                    The non-recurring increase in liability for future benefits is for a discontinued benefit plan.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions)	2005	2004	Change	2005	2004	Change

Property-Liability Underwriting Summary
Allstate Protection	$(3,227)	$(370)	—	$(1,218)	$1,707	(171.4)
Discontinued Lines and Coverages	(136)	(315)	56.8	(170)	(639)	73.4
Underwriting (loss) income	$(3,363)	$(685)	—	$(1,388)	$1,068	—

Allstate Protection Underwriting Summary
Premiums written	$7,158	$6,957	2.9	$20,732	$20,029	3.5
Premiums earned	$6,780	$6,550	3.5	$20,201	$19,378	4.2
Claims and claims expense (1)	8,394	5,347	57.0	16,543	13,032	26.9
Amortization of deferred policy acquisition costs	1,029	986	4.4	3,061	2,858	7.1
Operating costs and expenses	575	589	(2.4)	1,780	1,760	1.1
Restructuring and related charges	9	(2)	—	35	21	66.7
Underwriting (loss) income	$(3,227)	$(370)	—	$(1,218)	$1,707	(171.4)

Catastrophe losses	$4,707	$1,706	175.9	$5,017	$2,056	144.0

Operating ratios
Claims and claims expense ratio (1)	123.8	81.6		81.9	67.3
Expense ratio	23.8	24.0		24.1	23.9
Combined ratio	147.6	105.6		106.0	91.2

Effect of catastrophe losses on combined ratio	69.4	26.0		24.8	10.6

Effect of restructuring and related charges on combined ratio	0.1	—		0.2	0.1

Discontinued Lines and Coverages
Underwriting Summary
Premiums written	$—	$1	(100.0)	$1	$3	(66.7)
Premiums earned	$1	$1	—	$—	$4	(100.0)
Claims and claims expense	135	314	(57.0)	163	636	(74.4)
Operating costs and expenses	2	2	—	7	7	—
Underwriting loss	$(136)	$(315)	56.8	$(170)	$(639)	73.4

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	2.0	4.9		0.9	3.3

(1)                    For the nine months ended September 30, 2005, claims and claims expense and claims and claims expense ratio include the effect of $120 million or 0.6 points related to an accrual for a pending settlement of a worker classification lawsuit challenging the overtime exemption claimed by the Company under California wage and hour laws.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions)	2005	2004	Change	2005	2004	Change

Allstate brand
Standard auto	$3,901	$3,725	4.7	$11,435	$10,880	5.1
Non-standard auto	398	454	(12.3)	1,226	1,381	(11.2)
Auto	4,299	4,179	2.9	12,661	12,261	3.3

Involuntary auto	35	45	(22.2)	133	183	(27.3)
Commercial lines	224	222	0.9	706	694	1.7
Homeowners	1,678	1,583	6.0	4,548	4,235	7.4
Other personal lines	383	376	1.9	1,099	1,074	2.3

	6,619	6,405	3.3	19,147	18,447	3.8
Encompass brand
Standard auto	305	327	(6.7)	900	932	(3.4)
Non-standard auto (Deerbrook)	28	37	(24.3)	90	119	(24.4)
Auto	333	364	(8.5)	990	1,051	(5.8)

Involuntary auto	9	8	12.5	36	31	16.1
Homeowners	163	150	8.7	463	416	11.3
Other personal lines	34	30	13.3	96	84	14.3

	539	552	(2.4)	1,585	1,582	0.2

Allstate Protection	7,158	6,957	2.9	20,732	20,029	3.5

Discontinued Lines and Coverages	—	1	(100.0)	1	3	(66.7)

Property-Liability (1)	$7,158	$6,958	2.9	$20,733	$20,032	3.5

Allstate Protection
Standard auto	$4,206	$4,052	3.8	$12,335	$11,812	4.4
Non-standard auto	426	491	(13.2)	1,316	1,500	(12.3)
Auto	4,632	4,543	2.0	13,651	13,312	2.5

Involuntary auto	44	53	(17.0)	169	214	(21.0)
Commercial lines	224	222	0.9	706	694	1.7
Homeowners	1,841	1,733	6.2	5,011	4,651	7.7
Other personal lines	417	406	2.7	1,195	1,158	3.2

	$7,158	$6,957	2.9	$20,732	$20,029	3.5

(1)                    In the third quarter of 2005, growth in premiums written was negatively impacted by reinsurance transactions and Hurricane Katrina totaling 0.8%.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended
	September 30, 2005 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	6	0.1	3.8
Homeowners	4	0.6	6.6

Encompass brand
Standard auto	8	0.3	2.1
Homeowners	4	0.7	4.9

	Nine Months Ended
	September 30, 2005 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto (4)	22	0.4	0.9
Non-standard auto	4	(0.4)	(1.7)
Homeowners	11	1.0	5.8

Encompass brand
Standard auto	21	0.6	1.3
Homeowners	18	1.5	3.6

(1)                    Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products.

(2)                    Represents the impact in the states where rate changes were approved as a percentage of total countrywide year-end premiums written.

(3)                    Represents the impact in the states where rate changes were approved as a percentage of total year-end premiums written in those states.

(4)                    Excluding the impact of a rate reduction in the state of New York effective July 2005, for the first nine months, the countrywide rate change is 0.7% and the state specific rate change is 2.5%.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended September 30,
	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004
					Effect of
					Catastrophe Losses
($ in millions)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$3,791	$3,606	64.8	62.6	6.5	1.1	23.2	23.8
Non-standard auto	407	451	59.5	48.8	5.9	1.6	20.4	20.6
Auto	4,198	4,057	64.3	61.1	6.4	1.2	22.9	23.4

Homeowners	1,441	1,347	298.1	128.7	257.9	86.5	23.5	23.4
Other (1)	626	628	148.6	123.1	91.3	68.2	25.5	27.2

Total Allstate brand	6,265	6,032	126.5	82.6	72.8	27.2	23.3	23.8

Encompass brand
Standard auto (3)	295	309	75.3	61.1	5.8	0.6	30.5	25.6
Non-standard auto (Deerbrook)	31	39	64.5	79.5	3.2	2.6	25.8	25.6
Auto	326	348	74.2	63.2	5.5	0.8	30.1	25.6

Homeowners	148	136	124.3	86.0	78.4	44.8	29.1	28.7
Other (1)	41	34	102.4	73.5	34.1	2.9	29.3	26.5

Total Encompass brand	515	518	90.9	69.9	28.8	12.6	29.7	26.4

Allstate Protection	$6,780	$6,550	123.8	81.6	69.4	26.0	23.8	24.0

	Nine Months Ended September 30,
	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004
					Effect of
					Catastrophe Losses
($ in millions)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$11,225	$10,639	65.4	63.3	2.6	0.8	23.9	23.8
Non-standard auto	1,248	1,391	58.9	54.6	2.2	0.9	21.0	20.1
Auto	12,473	12,030	64.8	62.3	2.6	0.8	23.6	23.4

Homeowners	4,301	3,966	131.6	75.3	90.7	35.5	22.9	22.5
Other (1)	1,885	1,851	89.9	82.3	33.1	24.8	25.7	27.0

Total Allstate brand	18,659	17,847	82.7	67.3	26.0	11.0	23.7	23.5

Encompass brand
Standard auto	893	909	67.6	61.4	1.9	0.8	30.7	28.0
Non-standard auto (Deerbrook)	97	124	73.2	78.2	1.0	0.8	27.8	25.8
Auto	990	1,033	68.2	63.4	1.8	0.8	30.4	27.8

Homeowners	431	394	78.2	71.3	31.8	21.0	29.7	29.7
Other (1)	121	104	81.0	85.6	14.1	2.9	28.1	28.8

Total Encompass brand	1,542	1,531	72.0	67.0	11.2	6.2	30.0	28.3

Allstate Protection	$20,201	$19,378	81.9	67.3	24.8	10.7	24.1	23.9

(1)                    Other includes involuntary auto, commercial lines and other personal lines.

(2)                    Loss Ratio comparisons on this exhibit are impacted by the relative level of prior year reserve reestimates. Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table (page 14) for detailed reserve reestimate information. The Total Allstate brand combined ratio comparisons to prior period are adversely impacted by 1.1 points for the nine months ending September 30.

(3)                    The Encompass brand standard auto loss ratio in the third quarter of 2005 was unfavorably impacted as a result of adopting procedures for establishing loss reserve estimates consistent with those used for the Allstate brand. In the third quarter of 2004 Encompass brand standard auto loss ratio included lower estimates of current year claim severity.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended September 30,
			Effect of Pretax Reserve
	Pretax		Re-estimates on the
	Reserve Re-estimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2005	2004	2005	2004

Auto	$(276)	$(194)	(4.1)	(3.0)
Homeowners	(12)	(5)	(0.2)	(0.1)
Other	4	(31)	0.1	(0.4)

Allstate Protection	(284)	(230)	(4.2)	(3.5)

Discontinued Lines and Coverages (2)	134	314	2.0	4.8

Property-Liability	$(150)	$84	(2.2)	1.3

Allstate brand	$(275)	$(233)	(4.1)	(3.6)
Encompass brand	(9)	3	(0.1)	0.1

Allstate Protection	$(284)	$(230)	(4.2)	(3.5)

	Nine Months Ended September 30,
			Effect of Pretax Reserve
	Pretax		Re-estimates on the
	Reserve Re-estimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2005	2004	2005	2004

Auto	$(501)	$(551)	(2.5)	(2.8)
Homeowners	(4)	(112)	—	(0.6)
Other	21	(14)	0.1	(0.1)

Allstate Protection	(484)	(677)	(2.4)	(3.5)

Discontinued Lines and Coverages	162	636	0.8	3.3

Property-Liability	$(322)	$(41)	(1.6)	(0.2)

Allstate brand	$(485)	$(682)	(2.4)	(3.5)
Encompass brand	1	5	—	—

Allstate Protection	$(484)	$(677)	(2.4)	(3.5)

(1)                    Favorable reserve reestimates are shown in parentheses.

(2)                    For further information see the Discontinued Lines and Coverages Reserves section.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions)	2005	2004	Change	2005	2004	Change

Life Products (1)
Interest-sensitive life	$380	$375	1.3	$1,107	$1,095	1.1
Traditional	86	94	(8.5)	235	273	(13.9)
Other	110	84	31.0	317	268	18.3
	576	553	4.2	1,659	1,636	1.4

Annuities
Fixed annuities - deferred	1,062	2,011	(47.2)	3,984	4,613	(13.6)
Fixed annuities - immediate	165	166	(0.6)	639	554	15.3
Variable annuities	452	330	37.0	1,315	1,220	7.8
	1,679	2,507	(33.0)	5,938	6,387	(7.0)

Institutional Products (2)
Indexed funding agreements	—	—	—	—	1	(100.0)
Funding agreements backing medium-term notes	—	850	(100.0)	2,423	3,448	(29.7)
Other	—	3	(100.0)	—	3	(100.0)
	—	853	(100.0)	2,423	3,452	(29.8)

Bank Deposits	122	104	17.3	368	281	31.0

Total	$2,377	$4,017	(40.8)	$10,388	$11,756	(11.6)

(1)                    To conform to current period presentations, certain prior period balances have been reclassified.

(2)                    There were no sales of institutional products during the third quarter of 2005.  Institutional product sales are viewed as opportunistic.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	December 31,
($ in millions, except par value data)	2005 (Est.)	2004

Assets
Investments
Fixed income securities, at fair value (amortized cost $95,934 and $90,657)	$99,707	$95,715
Equity securities, at fair value (cost $4,770 and $4,566)	6,095	5,895
Mortgage loans	8,485	7,856
Short-term	3,274	4,133
Other	1,845	1,931
Total investments (1)	119,406	115,530

Cash	408	414
Premium installment receivables, net	4,959	4,721
Deferred policy acquisition costs	5,610	4,968
Reinsurance recoverables, net	4,552	4,323
Accrued investment income	1,094	1,014
Property and equipment, net	1,024	1,018
Goodwill	825	825
Other assets	3,347	2,535
Separate Accounts	14,906	14,377
Total assets	$156,131	$149,725

Liabilities
Reserve for property-liability insurance claims and claims expense	$23,469	$19,338
Reserve for life-contingent contract benefits	12,390	11,754
Contractholder funds	58,952	55,709
Unearned premiums	10,490	9,932
Claim payments outstanding	708	787
Other liabilities and accrued expenses	10,576	9,842
Deferred income taxes	329	829
Short-term debt	—	43
Long-term debt	4,892	5,291
Separate Accounts	14,906	14,377
Total liabilities	136,712	127,902

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 650 million and 683 million shares outstanding	9	9
Additional capital paid-in	2,823	2,685
Retained income	24,129	24,043
Deferred compensation expense	(135)	(157)
Treasury stock, at cost (250 million and 217 million shares)	(9,343)	(7,372)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	2,301	2,988
Unrealized foreign currency translation adjustments	24	16
Minimum pension liability adjustment	(389)	(389)
Total accumulated other comprehensive income	1,936	2,615
Total shareholders’ equity	19,419	21,823
Total liabilities and shareholders’ equity	$156,131	$149,725

(1)                    Total investments includes $41,007 for Property-Liability, $75,881 for Allstate Financial and $2,518 for Corporate and Other investments at September 30, 2005.  Total investments includes $40,267 for Property-Liability, $72,530 for Allstate Financial and $2,733 for Corporate and Other investments at December 31, 2004.

Homeowners Catastrophe Management Strategy

The overarching intent of our catastrophe management strategy is to support profitable growth of our homeowners business.  While in many areas of the country we are currently achieving returns within acceptable risk management tolerances, our goal is to find solutions that support a continued yet prudent presence in catastrophe prone markets.  Allstate is in the early stages of introducing integrated enterprise risk management (“ERM”) capabilities as part our continued commitment to effective management of our capital, returns and risk profile.  A principal ERM goal is to validate where and how we insure homeowners catastrophes and to further increase our return on equity, thereby lessening our earnings volatility and capital requirements.  In introducing integrated ERM capabilities, we are considering and adopting new performance measurements for managing our homeowners business.  These measurements currently include establishing an exposure limit based on hurricane and earthquake losses which have a one percent probability of occurring on an annual aggregate countrywide basis, refining acceptable targeted rates of return by line and by state and evaluating potential capital impairment measurements.  Actions resulting from the evaluation of these measurements will reduce our catastrophe risk and improve long-term returns.

We consider the greatest areas of potential catastrophe losses due to hurricanes to be major metropolitan centers near the eastern and gulf coasts of the United States, and the greatest areas of potential catastrophe losses due to earthquakes to be California, areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina.  In addition, in various states we are required to participate in assigned risk plans, reinsurance facilities and joint underwriting associations that provide insurance coverage to individuals or entities that otherwise are unable to purchase such coverage from private insurers.  Because of our participation, we may be exposed to losses that surpass the capitalization of these facilities and/or to assessments from these facilities.

Possible actions we may undertake to reduce our catastrophe exposure include additional purchases of reinsurance to mitigate potential exposure to major hurricane and earthquake catastrophe risks, including assessments from the California Earthquake Authority (“CEA”); changes in rates, deductibles and coverage; limitations on new business writings; changes to underwriting requirements; non-renewal or withdrawal from certain markets; and/or pursuing alternative markets for placement of business or segments of risk exposure in certain areas.

We utilize reinsurance in order to reduce exposure to catastrophe risk and to support the required statutory surplus and the insurance financial strength ratings of certain subsidiaries, such as Allstate Floridian Insurance Company and Allstate New Jersey Insurance Company.  We purchase significant reinsurance where we believe the greatest benefit will be achieved in terms of our aggregate countrywide exposure limits based on our ERM model.  The price and terms of reinsurance are also considered in the purchase process, and whether the price can be included in future rates charged to policyholders.  Effective June 1, 2005, multi-year reinsurance treaties cover excess catastrophe losses in seven states: Connecticut, New Jersey, New York, North Carolina, South Carolina, Texas and Florida.  The cost of these treaties is approximately $190 million per year, or $48 million per quarter.  The retentions and limits on these treaties are shown in the following table.

State	% Placed	Retention		Limit
Connecticut	95	$100,000,000		$200,000,000
New Jersey	95	100,000,000		100,000,000
New York	90	750,000,000		1,000,000,000
North Carolina	10	80,000,000		175,000,000
South Carolina	10	97,000,000		435,000,000
Texas**	95	320,000,000		550,000,000
Florida	90	Excess of FHCF Reimbursement	*	900,000,000

*                           The Florida Hurricane Catastrophe Fund (“FHCF”) provides 90% reimbursement of qualifying losses up to an estimated maximum.  For the current season this maximum is estimated to be $871 million in excess of Allstate’s retention of $233 million for the two largest hurricanes and $78 million for other hurricanes.

**                    Reinsurance is recoverable by Allstate Texas Lloyd’s, a syndicate insurance company, which has a 100% reinsurance agreement with Allstate Insurance Company (“AIC”) providing net benefits to AIC as reinsurer.

These reinsurance treaties provide coverage per occurrence above each respective retention to the respective maximum coverage limit according to the percent placed.  Each of these treaties also has a reinstatement provision.

Our exposure to certain potential losses from catastrophes is limited by our participation in various state facilities, such as the CEA, which provides insurance for California earthquake losses; the FHCF, which provides reimbursements on certain qualifying Florida hurricane losses; and other state facilities, such as wind pools.

We also continue to advocate for public policy solutions to help the country become better prepared for and protected from catastrophes.  These solutions include the development of state and national catastrophe funds; improved prevention and mitigation measures, including the adoption of more effective land use policies and stronger building codes; enhanced public education about catastrophe risk; better catastrophe relief, recovery and rebuilding processes; and a rigorous process of continuous improvement.

Impacts of Hurricanes Katrina and Rita

Hurricane Katrina Catastrophe Claims and Claims Expense

Hurricane Katrina made initial landfall in Florida on August 25, 2005 and again in the states of Louisiana, Mississippi and Alabama on August 29, 2005.  Hurricane Katrina is the costliest catastrophe in the United States’ history.  The single event probability of the industry experiencing losses at or above the Katrina level as a result of a hurricane hitting in the specific area where Katrina made landfall was .2% based on the AIR Worldwide Corporation’s catastrophe model, which is equivalent to a one in 500 year event. Our estimate of Hurricane Katrina catastrophe claims and claims expense is $3.68 billion.

Catastrophe claims and claims expense estimates include losses from approximately 216,000 expected claims of which over 175,000 claims have been reported as of October 13 on our standard auto, non-standard auto, homeowners, commercial and other products.  The pre-tax estimates of catastrophe claims and claims expense by product are shown in the following table.

($ in millions)	Allstate brand	Encompass brand	Total

Hurricane Katrina
Standard auto	$219	$16	$235
Non-standard auto	17	—	17
Homeowners	2,886	101	2,987
Other	316	13	329
Total personal lines	$3,438	$130	$3,568
Commercial	115	N/A	115
Total loss estimate	$3,553	$130	$3,683

Our total catastrophe claims and claims expense estimate by state is approximately 70% in Louisiana, 24% in Mississippi, 4% in Alabama and 2% in Florida and other states.

Hurricane Rita Catastrophe Claims and Claims Expense

Hurricane Rita made landfall near the border of Texas and Louisiana on September 24, 2005.  Our estimate of Hurricane Rita catastrophe claims and claims expense is $850 million, net of reinsurance.  It is expected to be in the top seven most expensive hurricanes in United States history.

Catastrophe claims and claims expense estimates include losses from approximately 90,000 expected claims of which over 62,000 claims have been reported as of October 13, on our standard auto, non-standard auto, homeowners, commercial and other products.  The pre-tax estimates of claims and claims expense by product are shown in the following table.

($ in millions)	Allstate brand	Encompass brand	Total

Hurricane Rita
Standard auto	$21	$1	$22
Non-standard auto	6	—	6
Homeowners	672	11	683
Other	102	—	102
Total personal lines	$801	$12	$813
Commercial	37	N/A	37
Total loss estimate, net of reinsurance	$838	$12	$850

Total loss estimate, gross of reinsurance	$1,043	$12	$1,055
Reinsurance recoverable*	205	—	205
Total loss estimate, net of reinsurance	$838	$12	$850

*                                         Reinsurance is recoverable by Allstate Texas Lloyd’s, a syndicate insurance company, which has a 100% reinsurance agreement with Allstate Insurance Company (“AIC”) providing net benefits to AIC as reinsurer.

Our total loss estimate by state is approximately 50% in Louisiana, 49% in Texas and 1% in other states.

For details of our reinsurance program in Texas, see the Homeowners Catastrophe Management Strategy section.

Loss Estimation Methodology

Our estimates of catastrophe claims and claims expense (“loss”) are generally based on claim adjuster inspections and the application of historical loss development factors to the extent we have been able to complete inspections in areas impacted by the hurricanes.  However, in areas where we have not yet been able to complete inspections, or we have reason to believe that our historical loss development factors may not be predictive, we have relied on analysis of actual claim notices received compared to the total policies in force, as well as visual, governmental and third party information including aerial photos, area observations and data on wind speeds and flood depth to the extent available.  In the normal course of business, we may also supplement our claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe claims.

Our catastrophe claims and claims expense estimates are calculated in accordance with the coverage provided by our policies.  Allstate’s homeowners policies specifically exclude coverage for losses caused by flood, but generally provide coverage for physical damage caused by wind or wind driven rain.  Our homeowners estimates, therefore, do not include estimates for losses caused by flood.  Auto policyholders generally have coverage for physical damage due to flood if they have purchased optional auto comprehensive coverage.

Catastrophe claims and claims expense estimates also include an accrual of $37 million for anticipated assessments from various state facilities, including $33 million for a regular assessment from the Louisiana Citizens Property Insurance Corporation (“LA Citizens”).  LA Citizens was created to provide insurance coverage to individuals or entities that otherwise are unable to purchase such coverage from private insurers.  LA Citizens has estimated plan losses, and is thereby able to levy regular and emergency assessments to participating companies and policyholders, respectively. Insurers are permitted to recoup a regular assessment through a surcharge to policyholders.  These recoupments will be recorded in the consolidated financial statements as they are billed.  Insurers are required to collect the emergency assessments, of which there have been none, directly from residential property policyholders and remit them to LA Citizens as they are collected.

Our reserving process takes into account known facts and interpretations of circumstances and factors including our experience with similar catastrophes, actual claims paid, historical trends involving claim payment patterns and pending levels of unpaid claims, loss management programs, product mix and contractual terms, law changes, court decisions, changes to regulatory requirements and economic conditions.  The effects of inflation are implicitly considered in the reserving process.

The establishment of appropriate reserves is an inherently complex process.  Estimates must be made for losses that have been incurred but not yet settled.  The highest degree of uncertainty is associated with reserves for the current reporting period as it contains the greatest proportion of losses that have not been reported or settled.  We believe our estimates for catastrophe claims and claims expense reserves are appropriately established based on available facts, technology, laws and regulations.  We calculate and record a single best reserve estimate, in conformance with generally accepted actuarial principles, and as a result we believe that no other estimate is better than our recorded amount.  Due to the uncertainties involved, including the factors described in the Forward Looking Statements and Risk Factors section of this document, the ultimate cost of losses may vary materially from recorded amounts, which are based on our best estimates.  Accordingly, we believe that it is not practicable to develop a meaningful range for any such changes in losses incurred.

We regularly update our reserve estimates as new information becomes available and as events unfold that may affect the resolution of unsettled claims. Changes in prior reserve estimates, which may be material, are reported in property-liability insurance claims and claims expenses in the Condensed Consolidated Statements of Operations in the period such changes are determined.  At September 30, 2005, a reserve reestimation resulting in a one percent increase or decrease in net reserves for Hurricane Katrina would impact net income by approximately $24 million, after tax, and a reserve reestimation resulting in a one percent increase or decrease in net reserves for Hurricane Rita would impact net income by approximately $6 million, after tax.

Management expects that AIC will have sufficient liquidity to pay estimated catastrophe claims and claims expenses from existing sources of funds including operating cash flows, proceeds from the issuance of commercial paper and maturities and sales of investments.  Management also expects that The Allstate Corporation will have sufficient liquidity in 2005 and 2006 to fund shareholder dividends, debt service and the remainder of the current share repurchase program.

Other Underwriting Impacts

Underwriting losses were also impacted by an estimate of billed but uncollectible premiums and policies expected to be canceled by the policyholder, which decreased Property-Liability premiums earned by $2 million and premiums written by $14 million.  In addition, as a result of lower anticipated financial results for 2005, expenses related to employee incentives have been reduced by $35 million.

Litigation

Allstate is defending several matters filed in the aftermath of Hurricanes Katrina and Rita.  Several statewide class action lawsuits are pending against Allstate in Louisiana and Mississippi, as well as a suit by the Mississippi Attorney General, asserting that the flood exclusion found in Allstate’s and other insurance companies’ policies is either ambiguous, unenforceable as unconscionable or contrary to public policy, or inapplicable to the damage suffered in the wake of Hurricane Katrina.  The suits seek primarily declaratory relief and, in some cases, damages in an unspecified amount.  Additionally, in connection with a petition for injunctive relief filed by the Texas Attorney General, Allstate is subject to an order temporarily preventing it from denying claims for loss of use (additional living expense) caused by Hurricane Rita if the insured property is rendered untenantable, regardless of whether direct physical loss or physical damage to the property occurred.  A temporary injunction hearing is set for October 20 and October 24, 2005.  Allstate denies that there is coverage under these circumstances.  These lawsuits are in various stages of development and Allstate intends to vigorously defend them.  The outcome of these disputes is currently uncertain.

Discontinued Lines and Coverages Reserves

The Discontinued Lines and Coverages segment includes results from insurance coverage that we no longer write and results for certain commercial and other businesses in run-off.  Our exposure to asbestos, environmental and other discontinued lines claims is reported in this segment.  This segment is managed by a designated group of professionals with expertise in claims handling, policy coverage interpretation and exposure identification.  As part of its responsibilities, this group is also regularly engaged in policy buybacks, settlements and reinsurance assumed and ceded commutations.  The underwriting results of this segment are shown in the following table.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	Est. 2005	2004	Est. 2005	2004
Premiums written	$—	$1	$1	$3
Premiums earned	1	1	—	4
Claims and claims expense	(135)	(314)	(163)	(636)
Other costs and expenses	(2)	(2)	(7)	(7)
Underwriting loss	$(136)	$(315)	$(170)	$(639)

Underwriting loss of $136 million in the third quarter of 2005 was primarily related to a $139 million re-estimate of asbestos reserves.  The underwriting loss in the third quarter of 2004 and the first nine months of 2004 was primarily related to re-estimates of asbestos reserves and a related increase in the allowance for future uncollectible reinsurance recoverables.

During the quarter, we completed our annual comprehensive “ground up” review of reserves for the Discontinued Lines and Coverages segment.  This review employed established industry and actuarial best practices within the context of the legal, legislative and economic environment, and it was conducted in addition to quarterly assessments in which we review reserves to determine if any intervening significant events or developments require adjustments to reserves.  Reserve re-estimates are recorded in the reporting period in which they are determined.

Our net asbestos reserves by type of exposure and total reserve additions by quarter are shown in the following table.

	Est. September 30, 2005			December 31, 2004
($ in millions)	Number of Active Policyholders	Est. Net Asbestos Reserves	% of Asbestos Reserves	Number of Active Policyholders	Net Asbestos Reserves	% of Asbestos Reserves
Direct policyholders*
•Primary	50	$19	1%	52	$23	2%
•Excess	333	242	16	322	297	20
Total direct policyholders	383	261	17%	374	320	22%
Assumed reinsurance		230	16		222	15
Incurred but not reported claims (“IBNR”)		1,001	67		922	63
Total net reserves		$1,492	100%		$1,464	100%

Reserve additions
•First Quarter		$—			$—
•Second Quarter		—			216
•Third Quarter		139			247
Nine months ended September 30		$139			$463

Net survival ratio**
•Annual		10.4			18.8
•3-Year		11.7			13.9

Net survival ratio excluding commutations, policy buy-backs and settlement agreements**
•Annual		31.9			25.5
•3-Year		29.2			28.4

*                                         During the first nine months of 2005, 34 direct primary and excess policyholders reported new claims, and claims of 25 policyholders were closed, so the number of direct policyholders with active claims increased by 9.

**                                  Our survival ratios are at levels we consider indicative of a strong asbestos reserve position.

Reserve additions for asbestos in the third quarter of 2005, totaling $139 million, were primarily for products-related coverage.  They were essentially a result of a continuing level of increased claim activity being reported by excess insurance policyholders with existing active claims, excess policyholders with new claims, and re-estimates of liabilities for increased assumed reinsurance cessions, as ceding companies (other insurance carriers) also experienced increased claim activity.  Increased claim activity over prior estimates has also resulted in an increased estimate for future claims reported.  These trends are consistent with the trends of other carriers in the industry, which we believe are related to increased publicity and awareness of coverage, ongoing litigation, potential congressional activity, and bankruptcy actions.  However, we are somewhat encouraged that the pace of industry asbestos claim activity seems to be slowing, perhaps reflecting various recent state legislative actions and increased legal scrutiny of the legitimacy of claims.  IBNR now represents 67% of total net asbestos reserves, 4 points higher than at December 31, 2004.  IBNR provides for estimated probable future unfavorable reserve development of known claims and future reporting of additional unknown claims from current and new policyholders and ceding companies.

Our exposure to non-products-related losses represents approximately 5% of total asbestos case reserves.  We do not anticipate significant changes in this percentage as insureds’ retentions associated with excess insurance programs, which are our principal direct insurance, and assumed reinsurance exposure are seldom exceeded. We did not write direct primary insurance on policyholders with the potential for significant non-products-related loss exposure.

To further limit our asbestos exposure, we have significant reinsurance, primarily to reduce our exposure to loss in our direct excess insurance business.  Our reinsurance recoverables are estimated to be approximately 38% of our gross estimated loss reserves.

As of September 30, 2005, the allowance for uncollectible reinsurance is $213 million, or approximately 17% of total recoverables from reinsurers in the Discontinued Lines and Coverages segment.

We believe that our reserves are appropriately established based on assessments of pertinent factors and characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented by individual policyholders.  The ultimate cost of losses may vary materially from recorded amounts, which are based on our best estimates, due to uncertainties, such as changes in the legal, legislative or economic environment, which we are unable to predict.

Definitions of GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The difference between 100% and the combined ratio represents underwriting (loss) income as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.

Effect of pretax reserve reestimates on combined ratio is the percentage of pretax reserve reestimates included in claims and claims expense to premiums earned.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating (loss) income is (loss) income before cumulative effect of change in accounting principle, after-tax, excluding:

•   realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•   amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•   (loss) gain on disposition of operations, after-tax, and

•   adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net (loss) income is the GAAP measure that is most directly comparable to operating (loss) income.

We use operating (loss) income to evaluate our results of operations.  It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, (loss) gain on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and (loss)

gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating (loss) income to report them in a manner consistent with the economically hedged investments, replicated assets or product attributes (e.g. net investment income and interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating (loss) income as the denominator.  We use adjusted measures of operating (loss) income and operating (loss) income per diluted share in incentive compensation.  Operating (loss) income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income for the three months and nine months ended September 30, 2005 and 2004.

For the three months ended September 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004
Operating (loss) income	$(1,785)	$(75)	$156	$151	$(1,650)	$49	$(2.52)	$0.08

Realized capital gains and losses	163	100	27	(51)	199	50
Income tax benefit (expense)	(64)	(31)	(10)	18	(78)	(13)
Realized capital gains and losses, after-tax	99	69	17	(33)	121	37	0.18	0.06
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(2)	(15)	(2)	(15)	—	(0.02)
Non-recurring increase in liability for future benefits, after-tax	—	—	—	—	—	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(10)	(10)	(10)	(10)	(0.01)	(0.02)
Loss on disposition of operations, after-tax	—	—	(7)	(5)	(7)	(5)	(0.01)	(0.01)
(Loss) income before cumulative effect of change in accounting principle, after-tax	(1,686)	(6)	154	88	(1,548)	56	(2.36)	0.09
Cumulative effect of change in accounting principle, after-tax	—	—	—	—	—	—	—	—
Net (loss) income	$(1,686)	$(6)	$154	$88	$(1,548)	$56	$(2.36)	$0.09

For the nine months ended September 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004	Est. 2005	2004
Operating income	$236	$1,773	$442	$409	$607	$2,105	$0.90	$2.99

Realized capital gains and losses	385	400	52	(135)	448	261
Income tax benefit (expense)	(137)	(128)	(19)	45	(160)	(81)

Realized capital gains and losses, after-tax	248	272	33	(90)	288	180	0.43	0.26
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(106)	(28)	(106)	(28)	(0.16)	(0.04)
Non-recurring increase in liability for future benefits, after-tax	—	—	(22)	—	(22)	—	(0.03)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(32)	(21)	(32)	(21)	(0.05)	(0.03)
Loss on disposition of operations, after-tax	—	—	(11)	(22)	(11)	(22)	(0.01)	(0.03)
Income before cumulative effect of change in accounting principle, after-tax	484	2,045	304	248	724	2,214	1.08	3.15
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)	—	(175)	—	(0.25)
Net income	$484	$2,045	$304	$73	$724	$2,039	$1.08	$2.90

In this press release, we provide guidance on operating income per diluted share for 2005 (assuming a level of average expected catastrophe losses used in pricing for the remainder of the year).  A reconciliation of this measure to net income is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income.  Because a forecast of realized capital gains and losses is not possible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes.  The other reconciling items between operating income and net income on a forward-looking basis are a non-recurring increase in liability for future benefits, after-tax, loss on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the remainder of the year.

Underwriting (loss) income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net (loss) income is the most directly comparable GAAP measure. Underwriting (loss) income should not be considered as a substitute for net (loss) income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting (loss) income to net (loss) income is provided in the Segment Results table.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle, and non-recurring items that are not indicative of our business or economic trends. Return on equity is the most directly comparable GAAP measure.  The following table shows the reconciliation.

	For the twelve months ended
	September 30,
($ in millions)	Est. 2005	2004
Return on equity
Numerator:
Net income	$1,866	$2,800
Denominator:
Beginning shareholders’ equity	21,038	19,360
Ending shareholders’ equity	19,419	21,038
Average shareholders’ equity	$20,229	$20,199
ROE	9.2%	13.9%

	For the twelve months ended
	September 30,
($ in millions)	Est. 2005	2004
Operating income return on equity
Numerator:
Operating income	$1,593	$2,857
Denominator:
Beginning shareholders’ equity	21,038	19,360
Unrealized net capital gains	2,802	3,037
Adjusted beginning shareholders’ equity	18,236	16,323
Ending shareholders’ equity	19,419	21,038
Unrealized net capital gains	2,301	2,802
Adjusted ending shareholders’ equity	17,118	18,236
Average shareholders’ equity	$17,677	$17,280
ROE	9.0%	16.5%

Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the net impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per diluted share is the most directly comparable GAAP ratio.

We use the trend in book value per diluted share excluding unrealized net capital gains on fixed income securities in conjunction with book value per diluted share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per diluted share excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per diluted share excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for book value per diluted share and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of
	September 30,
(in millions, except per share data)	Est. 2005	2004
Book value per diluted share
Numerator:
Shareholders’ equity	$19,419	$21,038
Denominator:
Shares outstanding and dilutive potential shares outstanding	654.8	693.7
Book value per diluted share	$29.66	$30.33
Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$19,419	$21,038
Unrealized net capital gains on fixed income securities	1,447	2,164
Adjusted shareholders’ equity	$17,972	$18,874
Denominator:
Shares outstanding and dilutive potential shares outstanding	654.8	693.7
Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities	$27.45	$27.21

Gross margin represents life and annuity premiums and contract charges and net investment income, less contract benefits and interest credited to contractholder funds.  We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of three components that are utilized to further analyze the business; they include the investment margin, benefit margin, and contract charges and fees.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	Est. 2005	2004	Est. 2005	2004
Life and annuity premiums and contract charges	$505	$508	$1,525	$1,508
Net investment income	974	866	2,838	2,520
Periodic settlements and accruals on non-hedge derivative instruments	14	15	49	33
Contract benefits	(395)	(401)	(1,209)	(1,174)
Interest credited to contractholder funds(1)	(597)	(501)	(1,719)	(1,430)
Gross margin	501	487	1,484	1,457
Amortization of DAC and DSI	(139)	(120)	(398)	(375)
Operating costs and expenses	(142)	(143)	(454)	(465)
Restructuring and related charges	(1)	(1)	(1)	(5)
Income tax expense	(63)	(72)	(189)	(203)
Realized capital gains and losses, after-tax	17	(33)	33	(90)
DAC and DSI amortization relating to capital gains and losses, after-tax	(2)	(15)	(106)	(28)
Non-recurring increase in liability for future benefits, after-tax	—	—	(22)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(10)	(32)	(21)
Loss on disposition of operations, after-tax	(7)	(5)	(11)	(22)
Cumulative effect of change in accounting principle, after-tax	—	—	—	(175)
Allstate Financial net income	$154	$88	$304	$73

(1)                    Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $11 million in the third quarter of 2005 and $65 million for the first nine months of 2005 compared to $4 million in the third quarter of 2004 and $25 million in the first nine months of 2004.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income and periodic settlements and accruals on non-hedge derivative instruments over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  Amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating investment margin.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life-contingent immediate annuity premiums, cost of insurance contract charges and variable annuity fees for contract guarantees less contract benefits.  Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended September 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2005	2004 (2)	Est. 2005	2004 (2)	Est. 2005	2004 (2)	Est. 2005	2004
Life and annuity premiums	$—	$—	$218	$247	$—	$—	$218	$247
Contract charges	—	—	158	147	129	114	287	261
Net investment income	974	866	—	—	—	—	974	866
Periodic settlements and accruals on non-hedge derivative instruments	14	15	—	—	—	—	14	15
Contract benefits	(135)	(133)	(260)	(268)	—	—	(395)	(401)
Interest credited to contractholder funds(1)	(597)	(501)	—	—	—	—	(597)	(501)
	$256	$247	$116	$126	$129	$114	$501	$487

(1)                    Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $11 million in the third quarter of 2005 and $4 million in the third quarter of 2004.

(2)                    Prior periods have been restated to conform to current period presentations.  In connection therewith, fees related to guaranteed minimum death, accumulation, withdrawal and income benefits on variable annuities have been reclassified to benefit margin from maintenance charges.  Additionally, amounts previously presented as maintenance charges and surrender charges are now presented in the aggregate as contract charges and fees.  Further, the Allstate Workplace Division margins were conformed.  These reclassifications did not result in a change in gross margin.

	Nine Months Ended September 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2005	2004 (2)	Est. 2005	2004 (2)	Est. 2005	2004 (2)	Est. 2005	2004
Life and annuity premiums	$—	$—	$689	$745	$—	$—	$689	$745
Contract charges	—	—	465	420	371	343	836	763
Net investment income	2,838	2,520	—	—	—	—	2,838	2,520
Periodic settlements and accruals on non-hedge derivative instruments	49	33	—	—	—	—	49	33
Contract benefits	(398)	(391)	(811)	(783)	—	—	(1,209)	(1,174)
Interest credited to contractholder funds(1)	(1,719)	(1,430)	—	—	—	—	(1,719)	(1,430)
	$770	$732	$343	$382	$371	$343	$1,484	$1,457

(1)                                  Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $65 million in the first nine months of 2005 and $25 million in the first nine months of 2004.

(2)                                  Prior periods have been restated to conform to current period presentations.  In connection therewith, fees related to guaranteed minimum death, accumulation, withdrawal and income benefits on variable annuities have been reclassified to benefit margin from maintenance charges.  Additionally, amounts previously presented as maintenance charges and surrender charges are now presented in the aggregate as contract charges and fees.  Further, the Allstate Workplace Division margins were conformed.  These reclassifications did not result in a change in gross margin.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	Est. 2005	2004	Est. 2005	2004
Premiums written	$7,158	$6,958	$20,733	$20,032
Change in Property-Liability unearned premiums	(393)	(450)	(548)	(696)
Other	16	43	16	46
Premiums earned	$6,781	$6,551	$20,201	$19,382

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	Est. 2005	2004	Est. 2005	2004
Total Premiums and deposits	$2,377	$4,017	$10,388	$11,756
Deposits to contractholder funds	(1,783)	(3,520)	(8,614)	(10,080)
Deposits to separate accounts	(379)	(259)	(1,101)	(949)
Change in unearned premiums and other adjustments	3	9	16	18
Life and annuity premiums(1)	$218	$247	$689	$745

(1)                                  Life and annuity contract charges in the amount of est. $287 million and $261 million for the three months ended September 30, 2005 and 2004, respectively, and est. $836 million and $763 million for the nine months ended September 30, 2005 and 2004, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Condensed Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes annual premiums on new life insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other companies’ mutual funds, and excludes renewal premiums.  New sales of financial products by Allstate exclusive agencies for the third quarter of 2005 and third quarter of 2004 totaled est. $546 million and $520 million, respectively.  New sales of financial products by Allstate exclusive agencies for the nine months ended September 30, 2005 and 2004 totaled est. $1.65 billion and $1.53 billion, respectively.

Forward Looking Statements and Risk Factors

This press release contains forward-looking statements about our operating income for 2005 and about Allstate’s ability to pay dividends, service debt, and repurchase stock in the future.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected in the forward-looking statements based on the risk factors described below.

In addition to the normal risk of business, we are subject to significant risks and uncertainties, including those listed below, which apply to us as an insurer and a provider of financial services.

•      Management believes the estimated impacts of Hurricanes Katrina and Rita, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations.  However, actual results may differ materially from the amounts recorded for a variety of reasons, including the following:

•      These hurricanes occurred near the end of the quarter, with Rita following relatively soon after Katrina.

•      Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation, the size of the area affected and the fact that some communities were hit by both storms.

•      Extensive and widespread floods in the New Orleans area and related government restrictions on access to the area have lengthened the claims adjusting process, complicating our ability to estimate losses.

•      It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•      Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by a hurricane.

•      The number of IBNR claims may be greater or less than anticipated.

•      The large number and nature of the claims and the need to have more claims adjusters to handle claims has increased pressure on our catastrophe claims settlement management process.

•      Litigation has been filed by several parties including policyholders and state attorneys general, which if ultimately decided against us, could lead to a material increase in our catastrophe claims and claims expense estimate.

•      We are currently monitoring developments with respect to various state facilities such as guaranty funds, LA Citizens, the Mississippi Windstorm Underwriting Association, the Mississippi Residential Underwriting Association, the Alabama Insurance Underwriting Association, the Texas FAIR Plan Association and the Texas Windstorm Insurance Association.  The ultimate impact of Hurricanes Katrina and Rita on these facilities is currently uncertain, but could result in the facilities recognizing a financial deficit or a financial deficit greater than the level currently estimated.  They may, in turn, have the ability to assess participating insurers when financial deficits occur, adversely affecting our results of operations. These facilities are generally designed so that the ultimate cost is borne by policyholders, however the exposure to assessments and the availability of recoupments or premium rate increases may not offset each other in our financial statements.  Moreover, even if they do offset each other, they may not offset each other in the financial statements for the same fiscal period due to the ultimate timing of the assessments and recoupments or premium rate increases, as well as the possibility that affected policies will not be renewed in subsequent years.

•      We expect the productivity of our Allstate agents and independent agents in portions of the states of Louisiana, Mississippi, Alabama and Texas, to be severely affected by the catastrophes that occurred in the quarter.

•      Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business.  On an ongoing basis, rating agencies review the financial performance and condition of insurers and could downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital; a change in a rating agency’s determination of the amount of risk-adjusted capital required to maintain a particular rating; an increase in the perceived risk of an insurer’s investment portfolio; a reduced confidence in management or a host of other considerations that may or may not be under the insurer’s control.  In September 2005, Standard and Poor’s placed the ratings of The Allstate Corporation, AIC, ALIC and all rated affiliates on “CreditWatch Negative” as a result of Hurricane Katrina.  The insurance financial strength ratings of both AIC and ALIC are A+, AA and Aa2 from A.M. Best, Standard and Poor’s and Moody’s, respectively.  Several other affiliates have been assigned their own financial strength ratings by one or more rating agencies.  Because all of these ratings are subject to continuous review, the retention of these ratings cannot be assured.  A multiple level downgrade in any of these ratings could have a material adverse effect on our sales, our competitiveness, the marketability of our product offerings, and our liquidity, operating results and financial condition.

•      We may continue to incur catastrophe losses in our homeowners insurance business in amounts in excess of those experienced this year, in excess of those that management projects would be incurred based on hurricane and earthquake losses which have a one percent probability of occurring on an annual aggregate countrywide basis, and in excess of those that modelers estimate would be incurred based on other levels of probability.  In addition, while we believe that the actions we are taking to support continued growth in the homeowners business in a profitable and prudent manner will be successful over the long term, it is possible that they will have a negative impact on near-term growth and earnings.  Homeowners premium growth rates and retention could be adversely impacted by adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure.  In addition, due to the elimination of cross-selling opportunities, new business growth in our auto lines could be lower than expected.

•      Loss costs in our Property-Liability business, including losses due to catastrophes such as hurricanes and earthquakes in the fourth quarter of 2005, may exceed management’s projections.  In particular, losses due to catastrophes may exceed the average expected level used in pricing.

•      Lower than projected interest rates and equity market returns could decrease consolidated net investment income, increase DAC amortization and reduce contract charges, investment margins and the profitability of the Allstate Financial segment.

•      Higher than projected interest rates could increase surrenders and withdrawals, increase DAC amortization and reduce the competitive position and profitability of the Allstate Financial segment.

•      Results from the management and review of our investment portfolios could cause lower than expected net investment income.

•      The declaration of dividends, the completion of the $4 billion stock repurchase program that we announced in November 2004, and our ability to service debt are subject to the risks identified above and their impact on net income and cash flows.  In addition, the declaration of dividends is subject to the discretion of our board of directors and its assessment of alternative uses of available funds.  The completion of the stock repurchase program is subject to management discretion and assessment of alternative uses of funds and the market price of Allstate’s common stock from time to time.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through nearly 13,600 exclusive agencies and financial professionals in the U.S. and Canada.  Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agencies.  Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino

Media Relations

(847) 402-5600

Robert Block, Larry Moews, Phil Dorn

Investor Relations

(847) 402-2800

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